                                                                    EXHIBIT 12.1



XO COMMUNICATIONS
RATIO OF EARNINGS TO FIXED CHARGES
(IN THOUSANDS)


                                                                                                                  FOR THE PERIOD
                                                                                                                        ENDED
                                    ----------------------------------------------------------------------------  -------------
                                                           FOR THE YEAR ENDED                                         6/30/01
                                    ----------------------------------------------------------------------------  -------------
                                       1995        1996       1997        1998          1999            2000            2001
                                    ----------  ---------  ----------  ------------  -----------  --------------  -------------
EARNINGS:

Net Loss                            $ (12,731)  $ (71,101) $ (129,004) $ (278,340)   $ (558,692)  $ (1,101,299)   $   (904,627)

Less interest capitalized during
the period, net                             -           -      (1,793)     (4,311)       (9,924)       (31,033)        (30,642)



Add equity investment losses                -       1,100       2,891       3,677         4,385          6,417           2,858


Add fixed charges                         609      31,348      57,694     152,313       299,671        479,687         278,015
                                    ----------  ---------  ----------  ------------  -----------  --------------  -------------

CALCULATED EARNINGS                 $ (12,122)  $ (38,653) $  (70,212) $  (126,661)  $ (264,560)  $   (646,228)   $   (654,396)


FIXED CHARGES:

Total interest expense including
capitalized interest                $     499   $  30,876  $   56,288  $   148,876      293,047        465,155         265,074


Est. of Interest within Rental
Exp.                                      110         472       1,406        3,437        6,624         14,532          12,941
                                    ----------  ---------  ----------  ------------  -----------  --------------  -------------



TOTAL FIXED CHARGES                 $     609   $  31,348  $   57,694  $   152,313   $  299,671   $    479,687    $    278,015

RATIO OF EARNINGS TO FIXED
CHARGES                                     -           -           -            -            -              -


DEFICIENCY                          $ (12,731)  $ (70,001) $ (127,906) $  (278,974)  $ (564,231)  $ (1,125,915)   $   (932,411)

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